Exhibit 99.1

Where Food Comes From, Inc. Reports Third Quarter Financial Results

Third Quarter Highlights – 2026 vs. 2025

●	Verification and certification revenue up 6% to $5.9M from $5.6M
●	Product sales flat at $1.2M
●	Total revenue up 4% to $7.3M from $7.0M
●	Gross margin improves to 42.1% from 38.3%
●	Operating income up 68% to $1.0M from $0.6M
●	Net income of $0.8M vs. $1.1M ($1.1M includes $0.9M gain on sale in year-ago Q3)
●	Diluted EPS of $0.17 vs. $0.22
●	Company returns $268,000 in value to stockholders through buyback of 21,170 shares
●	$17.5 million in total value returned to shareholders over past seven years through buybacks and special dividend

Nine-Month Highlights – 2026 vs. 2025

●	Verification and certification revenue up 4% to $15.7M from $15.1M
●	Product sales flat at $2.9M
●	Total revenue up 2% to $19.3M from $18.9M
●	Gross margin improves to 40.5% from 38.9%
●	Operating income up 52% to $1.9M from $1.3M
●	Net income of $1.3M vs. $1.7M ($1.7M includes $0.9M gain on sale in year-ago Q3)
●	Diluted EPS of $0.27 vs. $0.34
●	Cash generated from operations of $2.8M vs. $2.3M
●	Cash & cash equivalents of $4.4M at September 30 vs. $3.2M at 2025 year-end
●	Stock buybacks: 110,651 shares

CASTLE ROCK, Colo., Nov. 12, 2026 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its third quarter and nine-month period ended September 30, 2026.

“We are pleased to report strong third quarter financial results highlighted by 6% growth in our core verification and certification business that is benefitting from resurgent demand for beef-related services and growing momentum in other service offerings,” said John Saunders, Chairman and CEO. “Our profit metrics also showed continued strength with gross margins rising by 380 basis points to 42.1% and operating income growing 68% to $1.0 million from $600,000 a year ago – both reflecting the positive impact of our ongoing cost down initiatives in conjunction with accelerating revenue.

“Our ability to generate these results in the face of continued headwinds in our beef-related business underscores the importance of our diverse and growing services portfolio. Although smaller cattle herd sizes have impacted product sales and certain verification services, newly developed service offerings such as CARE and RaiseWell® Certified are growing rapidly and more than compensating. And, despite record high beef prices, cattle producers are still capturing $100-per-head premiums when they use our value-add services. Additionally, we are adding hundreds of new customers for our Organic, non-GMO, Gluten Free and Upcycled certifications, and we are benefitting from our unique ability to offer service bundling that reduces costs and audit fatigue for our customers. With market research indicating that consumer interest in sustainability, humane handling, and overall transparency in food raising practices has never been higher, our comprehensive portfolio of services ideally positions us to continue leading our industry for years to come.”

Third Quarter Results – 2026 vs. 2025

Total revenue in the third quarter ended September 30, 2026, increased 4% to $7.3 million from $7.0 million.

●	Verification and certification services increased 6% to $5.9 million from $5.6 million.
●	Product revenue was flat at $1.2 million.
●	Professional services declined to $218,000 from $257,000.

Gross margins in the third quarter improved by 380 basis points to 42.1% from 38.3% in the same quarter last year, reflecting operational efficiencies across the business.

Selling, general and administrative expense was flat at $2.1 million, reflecting both improved efficiencies and management’s commitment to managing overhead costs.

Operating income increased 68% to $1.0 million from $0.6 million due to the impact of cost-down initiatives relative to increasing revenue.

Net income in the third quarter was $825,000, or $0.17 per diluted share, compared to net income of $1,146,000, or $0.22 per diluted share, in the same quarter last year. The decline was primarily attributable to a $946,000 gain on sale of assets in the year-ago third quarter related to the Company’s divestiture of its Progressive Beef interest.

The Company bought back 21,170 shares of its common stock in the third quarter, equating to $268,000 in value returned to stockholders in the period.

Nine-Month Results – 2026 vs. 2025

Total revenue for the nine-month period ended September 30, 2026, increased 2% to $19.3 million from $18.9 million in the same period last year.

●	Verification and certification services increased 4% to $15.7 million from $15.1 million.
●	Product revenue was flat $2.9 million.
●	Professional services revenue declined to $731,000 from $912,000.

Gross margins in the nine-month period increased to 40.5% from 38.9%, reflecting the year-to-date impact of cost reduction initiatives.

SG&A expense decreased 3% year over year to $5.9 million from $6.1 million, reflecting management’s first quarter decision to return approximately $400,000 in 2025 bonus compensation.

Income from operations was $1.9 million, up 52% year over year from $1.3 million in the same period last year.

Net income through nine months was $1.3 million, or $0.27 per diluted share, compared to net income of $1.7 million, or $0.34 per diluted share, in the same period last year. The year-ago total of $1.7 million included a $946,000 gain on sale of the Progressive Beef interest.

The Company generated $2.8 million in cash from operations year-to-date, up from $2.3 million in the comparable period last year.

Cash and cash equivalents increased 39% at September 30 to $4.4 million from $3.2 million at December 31, 2025.

The Company has bought back a total of 110,651 shares year-to-date in 2026. Over the past seven years, the Company has returned $17.5 million in value to stockholders through buybacks and a special dividend.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13763641

Phone replay:

A telephone replay of the conference call will be available through November 26, 2026, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13763641

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about plans for industry leadership; customers’ ability to capture sales premiums for cattle verified by the Company; ability to continue adding new customers; expectations that consumer interest in the Company’s services will continue; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director Investor Relations

303-880-9000

jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands, except per share amounts)	2026	2025	2026	2025
Revenues:
Verification and certification service revenue	$5,897	$5,556	$15,710	$15,070
Product sales	1,211	1,202	2,861	2,868
Professional services	218	257	731	912
Total revenues	7,326	7,015	19,302	18,850
Costs of revenues:
Costs of verification and certification services	3,400	3,348	9,321	9,025
Costs of products	681	781	1,682	1,826
Costs of professional services	159	200	487	658
Total costs of revenues	4,240	4,329	11,490	11,509
Gross profit	3,086	2,686	7,812	7,341
Selling, general and administrative expenses	2,120	2,111	5,883	6,075
Income from operations	966	575	1,929	1,266
Other income/(expense):
Dividend income	-	50	-	100
Interest income	17	7	32	16
(Loss) / gain on sale of assets	(2)	946	15	946
Fair market value gain / (loss) on digital assets	175	48	(28)	144
Loss on foreign currency exchange	(1)	-	(1)	(3)
Interest expense	-	-	(1)	(2)
Income before income taxes	1,155	1,626	1,946	2,467
Income tax expense	330	480	616	728
Net income	$825	$1,146	$1,330	$1,739

Per share - net income:
Basic	$0.17	$0.22	$0.27	$0.34
Diluted	$0.17	$0.22	$0.27	$0.34

Weighted average number of common shares outstanding:
Basic	4,973	5,284	5,014	5,124
Diluted	4,986	5,297	5,027	5,137

Where Food Comes From, Inc.

Balance Sheets

	September 30,	December 31,
(Amounts in thousands, except per share amounts)	2026	2025
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$4,433	$3,200
Accounts receivable, net of allowance	2,674	1,678
Inventory	869	792
Prepaid expenses and other current assets	384	605
Total current assets	8,360	6,275
Property and equipment, net	615	648
Right-of-use assets, net	316	498
Equity investments	200	200
Intangible and other assets, net	1,154	1,420
Digital assets	585	613
Goodwill, net	2,946	2,946
Deferred tax assets, net	195	299
Total assets	$14,371	$12,899

Liabilities and Equity
Current liabilities:
Accounts payable	$621	$451
Accrued expenses and other current liabilities	2,137	655
Deferred revenue	1,618	1,545
Current portion of finance lease obligations	13	12
Current portion of operating lease obligations	422	422
Total current liabilities	4,811	3,085
Finance lease obligations, net of current portion	3	13
Operating lease obligation, net of current portion	178	496
Total liabilities	4,992	3,594

Commitments and contingencies

Equity:
Common stock	5	5
Additional paid-in-capital	137	23
Treasury stock	(3,153)	(1,783)
Retained earnings	12,390	11,060
Total equity	9,379	9,305
Total liabilities and stockholders’ equity	$14,371	$12,899